EXHIBIT 4

UST GLOBAL PRIVATE MARKETS FUND, LLC

AUDIT COMMITTEE CHARTER

1.	The audit committee (the "Audit Committee") of the Board of Managers (the "Board") of UST Global Private Markets Fund, LLC (the “Fund”) shall be composed entirely of independent managers, which term shall mean each member of the Board ("Manager") (i) who is not an "interested person," as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, of the Fund; and (ii) who has not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Fund (other than fees for serving as a Manager or member of the Audit Committee). Each Manager serving on the Audit Committee shall have no relationship to the Fund or its investment adviser (the “Adviser”) that may interfere with the exercise of independence from management and the Fund. Membership of the Audit Committee shall be determined by the full Board from time to time at its sole discretion

The Board shall determine whether the Audit Committee has at least one member who is an "audit committee financial expert" ("ACFE"), as such term is defined in the rules adopted by the Securities and Exchange Commission (the “SEC”) to implement Section 407 of the Sarbanes-Oxley Act of 2002. The designation of a person as an ACFE shall not impose any greater responsibility or liability on that person than the responsibility or liability imposed on such person as a member of the Audit Committee, nor does it decrease the duties and obligations of other Audit Committee members or the Board.

2.	The Audit Committee shall meet at least once a year and is empowered to hold special meetings as circumstances require.
3.	The purposes of the Audit Committee are to:
(a)	assist the Board in its oversight of the Fund’s accounting and financial reporting policies and practices, its internal controls and, as appropriate, the internal controls of certain service providers;
(b)	assist the Board in its oversight of the quality and objectivity of the Fund’s financial statements and the independent audit thereof;
(c)	select, oversee and set the compensation of the Fund’s independent auditor (the “Auditor”) and to act as liaison between the Auditor and the full Board of Managers.

The function of the Audit Committee is oversight; it is management’s responsibility to maintain appropriate systems for accounting and internal controls, and the Auditor’s responsibility to plan and carry out the audit in accordance with auditing standards generally accepted in the United States. The Auditor is ultimately responsible to the Board of Managers and the Audit Committee, as representatives of the members of the Fund.

4.	The Auditor shall report directly to the Audit Committee.
5.	To carry out its purposes, the Audit Committee shall have the following duties and powers:
(a)	Selection of Auditor.
(i)	The Audit Committee shall pre-approve the selection of the Auditor and shall recommend the selection, retention or termination of the Auditor to the full Board and, in connection therewith, shall evaluate the independence of the Auditor, including whether the Auditor provides any consulting, auditing or non-audit services to the Adviser or its affiliates. The Audit Committee shall review the Auditor’s specific representations as to its independence.
(ii)	The Audit Committee shall review and approve the fees charged by the Auditor for audit and non-audit services in accordance with the pre-approval requirements set forth in (d) below. The Fund shall provide for appropriate funding, as determined by the Audit Committee, to compensate the Auditor for any authorized service provided to the Fund.
(iii)	The Audit Committee shall ensure that the Auditor prepares and delivers annually to the Audit Committee a report describing: (i) the Auditor's internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review or peer review of the Auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the Auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the Auditor and the Fund.
(b)	Meetings With Auditors.

The Audit Committee shall meet with the Auditor, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits; (ii) to provide the Auditor the opportunity to report to the Audit Committee, on a timely basis, all critical accounting policies and practices to be used; (iii) to discuss any matters of concern relating to the Fund’s financial statements, including (a) any adjustments to such statements recommended by the Auditor, or other results of said audit(s), and (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditor; (iv) to provide the Auditor the opportunity to report to the Audit Committee, on a timely basis, any material written communication between the Auditor and management such as any management letter or schedule of unadjusted differences; (v) to provide the Auditor the opportunity to report all non-audit services provided to any entity in the “investment company complex”3 that were not pre-approved by the Audit Committee; (vi) in accordance with Statement of Auditing Standards No. 61, as amended, to consider the auditors’ comments with respect to the Fund’s financial policies, procedures and internal accounting controls and responses thereto by the Fund’s officers; (vii) to review the form of written opinion the Auditor proposes to render to the Board and members of the Fund; and (viii) to provide the Auditor the opportunity to report on any other matter that the Auditor deems necessary or appropriate to discuss with the Audit Committee.

(c)	Change in Accounting Principles.

The Audit Committee shall consider the effect upon the Fund of any changes in accounting principles or practices proposed by the Auditor or the Fund’s officers.

(d)	Pre-Approval Requirements.
(i)	Pre-Approval Requirements. Before the Auditor is engaged by the Fund to render audit or non-audit services, either:
a.	The Audit Committee shall pre-approve all auditing services and permissible non-audit services (e.g., tax services) provided to the Fund. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals. The decisions of any member to whom authority is delegated under this section shall be presented to the full Audit Committee at each of its scheduled meetings; or
b.	The engagement to render the auditing service or permissible non-audit service is entered into pursuant to pre-approval policies and procedures established by the Audit Committee. Any such policies and procedures must (1) be detailed as to the particular service and (2) not involve any delegation of the Audit Committee’s responsibilities to the Adviser. The Audit Committee must be informed of each service entered into pursuant to the policies and procedures. A copy of any such policies and procedures shall be attached as an exhibit to the Audit Committee Charter.
(ii)	De Minimis Exceptions to Pre-Approval Requirements. Pre-Approval for a service provided to the Fund other than audit, review or attest services is not required if: (1) the aggregate amount of all such non-audit services provided to the Fund constitutes not more than 5 percent of the total amount of revenues paid by the Fund to the Auditor during the fiscal year in which the non-audit services are provided; (2) such services were not recognized by the Fund at the time of the engagement to be non- audit

3 “Investment Company Complex” means the Fund, the Adviser and any entity controlled by, controlling or under common control with the Adviser if such entity is an investment adviser or is engaged in the business of providing administrative, custodian, underwriting or transfer agent services to the Fund or Adviser.

services; and (3) such services are promptly brought to the attention of the Audit Committee and are approved by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee prior to the completion of the audit.

(iii)	Pre-Approval of Non-Audit Services Provided to the Adviser and Certain Control Persons. The Audit Committee shall pre-approve any non-audit services proposed to be provided by the Auditor to (a) the Adviser and (b) any entity controlling, controlled by, or under common control with the Adviser that provides ongoing services to the Fund, if the Auditor’s engagement with the Adviser or any such control persons relates directly to the operations and financial reporting of the Fund.

Application of De Minimis Exception: The De Minimis exception set forth above under Section S(d)(ii) applies to pre-approvals under this Section (iii) as well, except that the “total amount of revenues” calculation is based on the total amount of revenues paid to the Auditor by the Fund and any other entity that has its services approved under this Section (i.e., the Adviser or any control person).

(iv)	The pre-approval requirements set forth above are optional to the extent that any engagement is entered into with the Auditor prior to May 6, 2003 (the effective date of the SEC regulations establishing such requirements).[4] Engagements entered into prior to May 6, 2003, are subject to any limitations set forth in the transition and grandfathering provisions in the SEC rules.
(e)	Prohibited Activities of the Auditor. An auditor who is performing the audit for the Fund may not perform contemporaneously (during the audit and professional engagement period) the following non-audit services for the Fund:
(1)	bookkeeping or other services related to the accounting records or financial statements of the Fund;
(2)	financial information systems design and implementation;
(3)	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
(4)	actuarial services;
(5)	internal audit outsourcing services;

4 The final rules adopted by the Securities and Exchange Commission relating to pre-approval requirements are set forth in Strengthening the Commission’s Requirements Regarding Auditor Independence, Release No. IC-25915 (Jan. 28, 2003).

(6)	management functions or human resources;
(7)	broker or dealer, investment adviser, or investment banking services;
(8)	legal services and expert services unrelated to the audit; and
(9)	any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The Auditor will be responsible for informing the Audit Committee of whether it believes that a particular non-audit service is permissible or prohibited pursuant to applicable regulations and standards.

(f)	Investigate improprieties or suspected improprieties in Fund operations.
(g)	Report its activities to the full Board on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.
6.	The Audit Committee shall have the opportunity to meet with the Chief Financial Officer of the Fund and with personnel of the Adviser.
7.	The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Fund.
8.	The Audit Committee shall review this Charter on an annual basis and recommend any changes to the full Board of Managers.

PROXY TABULATOR
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M83842-S29572 KEEP THIS PORTION FOR YOUR RECORDS
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UST GLOBAL PRIVATE MARKETS FUND, LLC

Proposals – The Board of Managers recommends a vote FOR Proposals 1 and 2.	For	Against	Abstain

1. Approval of New Advisory Agreement	☐	☐	☐
2. Approval of New Sub-Advisory Agreement	☐	☐	☐
	For	Withhold
3. Election of Managers
Alan Brott	☐	☐
Victor F. Imbimbo, Jr.	☐	☐
Stephen V. Murphy	☐	☐
Thomas G. Yellin	☐	☐
4. In their discretion, on such other business as may properly come before the Meeting or any adjournment or postponement thereof.

If this proxy is properly executed and received by the Fund prior to the Meeting, the units in the Fund represented hereby will be voted in the manner directed on this proxy card. If no directions are given, this proxy will be voted “FOR” Proposals 1, 2 and the election of Managers in Proposal 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please date and sign exactly as name appears on this proxy card. Individuals, joint tenants and IRA investors, please sign exactly as name appears on this proxy card. With respect to entity investors, each person required to sign under the investor's governing documents must sign. Executors, administrators, trustees,

etc. should give their full title. If more than one authorized signatory is required, each signatory should sign. If units in the Fund are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Special Meeting of Members, Proxy Statement, Annual Report and Semi-Annual Report are available at www.proxyvote.com.

43-S29572

UST GLOBAL PRIVATE MARKETS FUND, LLC

PROXY SOLICITED ON BEHALF OF THE

BOARD OF MANAGERS FOR THE

SPECIAL MEETING OF MEMBERS TO BE HELD ON AUGUST 6, 2015

The undersigned hereby appoints ____________ and ______________ as proxy, with full power to appoint one or more substitutes, and hereby authorizes each of them (with full power to act alone) to represent and to vote, as designated on the reverse side, the units in UST Global Private Markets Fund, LLC (the “Fund”) held of record by the undersigned on June 29, 2015, at the Special Meeting (the “Meeting”) of Members of the Fund to be held at the offices of the Fund, 225 Franklin Street, Boston, MA 02110 on August 6, 2015 at [11:00 a.m.] (Eastern Time) and at any and all adjournments and postponements thereof, with all the powers the undersigned would possess if personally present at such Meeting, and hereby revokes any proxies that may previously have been given by the undersigned with respect to the units in the Fund covered hereby. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as specified on the reverse side on the proposals set forth in the Proxy. I acknowledge receipt of the Notice of Special Meeting of Members and the Proxy Statement dated __________, 2015.

Only properly executed proxies received before the Meeting
will be voted at the Meeting or any adjournment or postponement thereof.